Exhibit 3.1(ii)

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CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HIGH ROLLER TECHNOLOGIES, INC.

High Roller Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. The name of the corporation is High Roller Technologies, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was December 21, 2021, and the date of filing of Amended and Restated Certificate of Incorporation was December 29, 2021 (the "Amended and Restated Certificate of Incorporation").

2. The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the DGCL, duly adopted the following amendments to the Amended and Restated Certificate of Incorporation by adding the following new paragraphs:

> ARTICLE FOURTH, Subsection 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
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> Upon the close of business on the date of filing of this Certificate of Amendment to the Amended and Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time") each 3.95689 shares of Common Stock then issued and outstanding, or held by the corporation as treasury stock immediately prior to the Effective Time shall automatically and without any action by the holder thereof or by the Corporation, be reclassified, combined, and, converted and reconstituted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the "Reverse Stock Split"). All fractional shares resulting from the Reverse Stock Split shall be rounded to the nearest whole share of Common Stock as may be appropriate. The authorized number of shares and the par value per share of Common Stock shall not be affected by the Reverse Stock Split. For purposes of clarity, after the Effective Time the total number of shares of stock which the Corporation shall have authority to issue shall remain unchanged at 70,000,000 shares, consisting of (i) 60,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 10,000,000 shares of Undesignated Preferred Stock, $0.001 par value per share.
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> ARTICLE TWELFTH, of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
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> Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 01/16/2024
FILED 11:51 AM 01/16/2024
SR 20240127517 - File Number 6479885

exclusive forum for (1) any derivative action or proceeding brought on the Corporation's behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of the Corporation's directors, officers, employees or agents to the Corporation or the Corporation's shareholders; (3) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or pursuant to this Amended and Restated Certificate of Incorporation or the Corporation's Bylaws; (4) any action to interpret, apply, enforce or determine the validity of the Corporation's Certificate of Incorporation or Bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article TWELFTH shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of, and to have consented to the provisions of this Article TWELFTH.

3. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

4. By written consent executed in accordance with Section 228 of the DGCL, the holders of the requisite number of shares of the Corporation have voted in favor of and approved the adoption of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation.

5. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 141(f), Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Amendment as of this 15th day of January 2024.

HIGH ROLLER TECHNOLOGIES, INC.

By: /s/
Name: Ben Clemes
Title: Chief Executive Officer